Exhibit 99

April 24, 2009

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC. 1701 WARWOOD AVENUE WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information Contact Sylvan J. Dlesk, President & CEO or Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief Financial Officer (304) 242-3770

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES FIRST QUARTER 2009 EARNINGS

Wheeling, WV, April 24, 2009–First West Virginia Bancorp, Inc. (NYSE Amex: FWV) President and Chief Executive Officer, Sylvan J. Dlesk, today announced first quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N. A., Wheeling, West Virginia.

Net income for the first quarter of 2009 was reported at $523,594 or $.33 per share, compared to $636,341 or $.40 per share reported for the same period a year earlier. The decrease in earnings during the first quarter of 2009 compared to 2008 was primarily attributed to decreased noninterest income and net interest income, offset in part by a decrease in noninterest expenses and income taxes. As compared to the prior year, noninterest income decreased $170,977 or 37.1%, primarily due to decreases in gains (losses) on sales of investment securities, service charges and other fee income, and other operating income. Net interest income decreased $19,278 or .9%, primarily due to the decrease in the interest and fees earned on loans, offset in part by the increase in the income earned on investment securities combined with the decrease in the interest paid on interest bearing liabilities. Noninterest expenses decreased $25,459 or 1.4% during the first quarter of 2009 as compared to 2008 primarily due to decreases in salary and employee benefits expenses and other operating expenses, offset in part by increases in occupancy expenses.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	(Unaudited) March 31, 2009	December 31, 2008
AT PERIOD END
Total Assets	$267,739	$258,164
Total Deposits	214,814	206,385
Total Loans	127,509	124,635
Total Investment Securities	114,794	112,366
Shareholders’ Equity	29,399	28,737
Shareholders’ Equity Per Share of Common Stock	18.50	18.08

(Dollars in thousands, except share and per share data)	March 31, 2009	March 31, 2008
FOR THE THREE MONTHS ENDED
Net income	524	636
Provision for Loan Losses	—	—
Earnings Per Share of Common Stock (1)	.33	.40
Dividends Per Share of Common Stock (1)	.19	.18
Return on Average Assets	.81%	1.01%
Return on Average Equity	7.34%	9.50%

Weighted average shares outstanding	1,589,411	1,589,411

(1)	Adjusted for the 4 percent common stock dividend to stockholders of record as of October 1, 2008.

First West Virginia Bancorp, Inc. stock is traded on the NYSE Amex under the symbol “FWV.”